Exhibit 10.1

OPTION AGREEMENT

OPTION AGREEMENT (this “Agreement”), dated as of August 3, 2007, made and entered into by and between Coast Financial Holdings, Inc., a Florida corporation (“Coast”), and First Banks, Inc., a Missouri corporation (“First Banks”).

WHEREAS, concurrently with the execution and delivery of this Agreement, First Banks and Coast are entering into an Agreement and Plan of Merger, dated as of the date hereof, to be joined in by Newco, a company to be formed as a wholly-owned subsidiary of First Banks (“Newco”), (the “Merger Agreement”), which provides, among other things, for the merger of Newco with and into Coast (the “Merger”), upon the terms and subject to the conditions of the Merger Agreement.

WHEREAS, as a condition to First Bank’s and Newco’s willingness to enter into the Merger Agreement, First Banks has requested that Coast agree, and Coast has agreed, to grant to First Banks an option to purchase shares of Coast’s common stock, par value $5.00 per share (“Coast Stock”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. GRANT OF OPTION. Subject to the terms and conditions set forth herein (including the terms and conditions to exercise set forth in Section 2 of this Agreement), Coast hereby grants to First Banks an irrevocable option (the “Option”) to purchase up to 1,295,303 authorized but unissued shares of Coast Stock (subject to adjustment as set forth in Section 9 of this Agreement) (the “Option Shares”) at a per share purchase price equal to amount that the “Per Share Merger Price” (as that term is defined in Section 1.03(c) of the Merger Agreement) would have been had the Determination Date (as that term is defined in Section 1.05 of the Merger Agreement) occurred on the earliest date that an “Exercise Event” (as that term is defined in Section 2(c) of this Agreement) occurs, with such per share purchase price subject to further adjustment as set forth in Section 9 of this Agreement (the “Exercise Price”); provided, however, that in no event shall the number of shares of Coast Stock for which this Option is exercisable, when combined with Coast Stock beneficially owned at such time by First Banks and Newco, exceed 19.9% of the issued and outstanding Coast Stock.

2. EXERCISE OF OPTION. (a) Conditions to Exercise. Subject to compliance with applicable laws and regulations, First Banks may exercise the Option, in whole or in part, at any time and from time to time if, but only if, both a Triggering Event (as defined below) and an Exercise Event (as defined below) shall have occurred prior to the occurrence of the Exercise Termination Event (as defined below). An “Exercise Termination Event” shall mean: (i) the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs before the occurrence of a Triggering Event (other than a termination due to the breach of, or a default under, the Merger Agreement by First Banks or Newco or the failure of First Banks or Newco to satisfy a condition to closing of the Merger Agreement (each, a “Triggering Event Exception”), in which case an Exercise Termination Event shall exist whether or not there has been a Triggering Event), or (iii) in the case of a termination of the Merger Agreement in accordance with its terms occurring after the occurrence of a Triggering Event in which no Triggering Event Exception exists, the failure of an Exercise Event to have occurred within six months of the occurrence of the Triggering Event. For purposes of this Agreement only, in the event that the shareholders of Coast fail to vote their approval of the Merger Agreement and the Merger contemplated thereby as required under the FBCA at the Shareholders’ Meeting held pursuant to Section 4.03 of the Merger Agreement, the Merger Agreement shall be deemed to have been terminated in accordance with its terms immediately following such shareholder vote, notwithstanding any provisions in the Merger Agreement requiring any written notification or other communication to First Banks as a condition to such termination.

Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

(b) Triggering Event. The term “Triggering Event” shall mean:

(i) any offer or proposal made to Coast or its wholly-owned subsidiary, Coast Bank of Florida, a state chartered bank (“Coast Bank”), after the date hereof by any person other than First Banks or an affiliate of First Banks, without having received First Banks’ prior written consent, to enter into any transaction or series of transactions that would constitute an Acquisition Transaction (as defined below);

(ii) any acquisition by any person (excluding officers and directors of Coast or its subsidiaries) other than First Banks, any affiliate of First Banks, or any Coast subsidiary acting in a fiduciary capacity, of beneficial ownership (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) or the right to acquire beneficial ownership of 25% or more of the outstanding shares of Coast Stock; or

(iii) any recommendation by the Board of Directors of Coast that the shareholders of Coast approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement, or any withdrawal by the Board of Directors of Coast of its recommendation or any failure to recommend that the shareholders of Coast vote “FOR” the Merger Agreement and the Merger;

(iv) the filing of any application or notice with the Federal Deposit Insurance Corporation or other federal or state bank regulatory authority by any person other than First Banks or an affiliate of First Banks, other than in connection with a transaction to which First Banks has given its prior written consent, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

For purposes of this Agreement, an “Acquisition Transaction” shall mean (i) any agreement entered into by Coast to engage in, an Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) with any person other than First Banks or an affiliate of First Banks; or (ii) the approval by the board of directors of Coast (the “Coast Board”) of, or the recommendation of the Coast Board that the shareholders of Coast approve or accept, any Acquisition Proposal.

(c) Exercise Event. The term “Exercise Event” shall mean either of the following events or transactions occurring after the date hereof:

(i) the consummation of an Acquisition Transaction with any person other than First Banks or an affiliate of First Banks, provided that, for purposes of determining an Acquisition Transaction qualifying under this Section 2(c)(i), each reference in the definition of Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) to “25%” shall be changed to “50%”;

(ii) the acquisition by any person (excluding officers and directors of Coast or its subsidiaries) other than First Banks, any affiliate of First Banks, or any Coast subsidiary acting in a fiduciary capacity, of beneficial ownership (as defined under Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 50% or more of the outstanding shares of Coast Stock; or

(iii) the execution by Coast or Coast Bank of an agreement for an Acquisition Transaction with any person other than First Banks or an affiliate of First Banks, provided that, for purposes of determining an Acquisition Transaction qualifying under this Section 2(c)(iii), each reference in the definition of Acquisition Proposal (as defined in Section 4.15(a) of the Merger Agreement) to “25%” shall be changed to “50%”.

(d) Notice by Company of Triggering and Exercise Events. Coast shall give notice promptly to First Banks of the occurrence of any Triggering Event or Exercise Event, it being understood that the giving of such notice by Coast shall not be a condition to the right of First Banks to exercise the Option.

(e) Limitation to Exercising Option. No Option Shares shall be issued pursuant to the exercise of the Option if (i) at the time of the occurrence of a Triggering Event, or an Exercise Event, or at the time of exercise, First Banks or Newco is in material breach of the Merger Agreement, or (ii) a preliminary or permanent injunction barring the exercise of the Option has been issued by a court of proper or competent jurisdiction.

(f) Exercise Procedures and Closing. In the event First Banks is entitled to and wishes to exercise the Option, in whole or in part, First Banks shall give Coast notice of such exercise (the “Notice”) prior to an Exercise Termination Event (the date of which being referred to herein as the “Notice Date”) specifying (i) the total number of Option Shares that First Banks will purchase pursuant to such exercise and (ii) a place and date (“Closing Date”) which shall not be earlier than three business days and not later than 20 business days after the Notice Date for the closing of such purchase (the “Closing”); provided, however, that, prior notification to or approval of the FDIC or any other regulatory authority is required in connection with such purchase pursuant to the exercise of the Option, First Banks shall promptly file with the FDIC or other regulatory authority the required notification or application for approval and shall expeditiously process the same (and Coast shall cooperate reasonably with First Banks, at First Banks’ expense, in the filing of any such notification or application and the obtaining of any such approval), and the period of time within which the Closing must occur will instead be within three business days after the date on which (y) any required notification period has expired or been terminated or (z) such approval has been obtained, and in either event, any requisite waiting period has expired.

(g) Termination of Exercise Election. Notwithstanding Section 2(f), in no event shall a Closing with respect to the exercise of the Option, whether in whole or in part (the “Particular Exercise”), occur more than six months after the Notice Date with respect to the Particular Exercise, and if the Closing with respect to the Particular Exercise shall not have occurred within such six month period because proper and timely notification has not been given to the FDIC or other regulatory authority, or because the FDIC or other regulatory authority has not issued or granted any required approvals, the Option as to the number of Company Shares that are the subject of the Particular Exercise shall be deemed to have expired and shall be null and void. If (i) First Banks has received official notice that an approval of the FDIC or any other regulatory authority required for the purchase of Option Shares will not be issued or granted or (ii) a Closing with respect to a Particular Exercise shall not have occurred within six months after the Notice Date with respect to the Particular Exercise because the FDIC or other regulatory authority has not issued or granted any required approval, First Banks shall be entitled to exercise its rights under Section 6.

3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) Payment of Exercise Price. At each Closing, First Banks shall pay to Coast, in immediately available funds by wire transfer to a bank account designated by Coast, an amount equal to the Exercise Price multiplied by the number of Option Shares being purchased at such Closing.

(b) Issuance of Certificates. At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Coast shall deliver to First Banks a certificate or certificates representing the Option Shares being purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and First Banks shall deliver to Coast a letter, in customary form, agreeing that First Banks shall not offer to sell, sell, or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If the Option should be exercised in part only, Coast shall deliver to First Banks at such Closing, a new Option evidencing the rights of First Banks to purchase the balance of the Coast Stock purchasable thereunder.

(c) Certificate Legend. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY OTHER APPLICABLE JURISDICTION AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DISPOSED OF OR OTHERWISE TRANSFERRED (SUCH A “TRANSFER”) UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR TRANSFER PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED AS OF AUGUST 3, 2007. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR.

The above legends shall be removed by delivery of substitute certificate(s) without such legend if First Banks shall have delivered to Coast a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Coast and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

4. REPRESENTATIONS AND WARRANTIES OF COAST. Coast represents and warrants to First Banks that:

(a) Corporate Status and Authority. Coast is a corporation duly organized, validly existing and in active status under the laws of the State of Florida and has the requisite corporate power and authority to enter into this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement by Coast and the consummation by Coast of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Coast and no other corporate proceedings on the part of Coast are necessary to authorize this Agreement or any of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by Coast, and, subject to giving any necessary notifications to, or making any required filings or registrations with, applicable regulatory authorities (the “Regulatory Authorities”) or obtaining any necessary approvals, consents, authorizations, orders, exemptions, or waivers from, or the taking of any other required action by, the applicable Regulatory Authorities (collectively, “Regulatory Action”) and provided that this Agreement constitutes a valid binding and enforceable agreement of First Banks, this Agreement constitutes a valid, and binding agreement of Coast and is enforceable against Coast in accordance with its terms (subject to the Bankruptcy and Equity Exceptions (as defined in Section 2.02 of the Merger Agreement)).

(d) Authority and Validity of Option Shares. Coast has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Option, the number of Option Shares as adjusted pursuant to Section 9 hereof. Upon issuance and delivery of the Option Shares in accordance with the terms of this Agreement, the Option Shares will be validly issued, fully paid, nonassessable, free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever (other than those claims, liens, charges, encumbrances and security interests agreed to by, or resulting from the acts or omissions of, First Banks or Newco).

(e) No Conflict. The execution and delivery of this Agreement by Coast does not, and the consummation by Coast of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, the articles of incorporation or bylaws of Coast or any agreement to which Coast is a party, or the creation of a lien, pledge, security interest or other encumbrance on assets of Coast or any of its subsidiaries, which in any such event is reasonably likely to have a Material Adverse Effect (as defined in Section 2.05 of the Merger Agreement) on Coast or First Banks.

5. REPRESENTATIONS AND WARRANTIES OF FIRST BANKS. First Banks represents and warrants to Coast that:

(a) Corporate Status and Authority. First Banks is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b) Due Authorization. The execution and delivery of this Agreement by First Banks and the consummation by First Banks of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of First Banks and no other corporate proceedings on the part of First Banks are necessary to authorize this Agreement or any of the transactions contemplated hereby.

(c) Enforceability. This Agreement has been duly executed and delivered by First Banks, and, subject to any required Regulatory Action, and provided that this Agreement constitutes a valid, binding and enforceable agreement of Coast, this Agreement constitutes a valid and binding agreement of First Banks and is enforceable against First Banks in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

6. TERMINATION ELECTION BY FIRST BANKS. (a) Termination Fee. Upon the election of First Banks by notice given to Coast (the date on which such notice of such election is given to Coast is hereinafter referred to as the “Election Date”) at any time commencing upon the first occurrence of an Exercise Event occurring prior to the occurrence of an Exercise Termination Event, the right to exercise the Option pursuant to Section 2 hereof, to the extent not previously exercised, shall terminate, and Coast (or any successor entity thereof) shall pay to First Banks the Termination Fee. The “Termination Fee” shall mean an amount equal to the excess, if any, of (x) the Applicable Price (as defined below) for each share of Coast Common Stock over (y) the Exercise Price, multiplied by the number of Option Shares with respect to which the Option has not been exercised.

(b) Payment of Termination Fee. If First Banks gives notice of an election under the terms of Section 6(a), Coast shall, within 10 business days after the consummation of an Acquisition Transaction (“Consummation Date”), pay the Termination Fee to First Banks in immediately available funds, and, as of the Consummation Date, the right to exercise the Option pursuant to Section 2 hereof, to the extent not previously exercised, shall terminate. Notwithstanding the foregoing, to the extent that prior notice to or approval of the FDIC or other regulatory authority is required in connection with the payment of all or any portion of the Termination Fee, Coast shall deliver from time to time that portion of the Termination Fee that it is not then so prohibited from paying and shall promptly file with the FDIC or other regulatory authority, as the case may be, the required notice or application for approval and shall use reasonable efforts to expeditiously process the same (and First Banks shall cooperate with Coast in the filing of any such notice or application and the obtaining of any such approval), and the period of 10 business days to which reference is made in the preceding sentence for the payment of the portion of the Termination Fee requiring such notice or approval shall instead commence on the date on which (i) any required notice period has expired or been terminated or (ii) such approval has been obtained and, in either event, any requisite waiting period shall have expired. If notice of an election has been given under the terms of Section 6(a), and the FDIC or any other regulatory authority prohibits payment of any part of the Termination Fee, Coast shall promptly give notice of such fact to First Banks and First Banks shall thereafter have the right to exercise the Option only for that number of Option Shares equal to the difference between the Option Shares that were the subject of the notice of election under the terms of Section 6(a), and the number of Option Shares as to which a Termination Fee has been delivered pursuant to Section 6(a) (the “Permissible Option Shares”); provided, however, that, if the Option shall have expired pursuant to Section 2 hereof before the date of such notice or shall be scheduled to expire at any time before the expiration of a period ending on the 30th business day after such date, First Banks shall nonetheless have the right to exercise the Option, pursuant to Section 2 hereof, with respect to the Permissible Option Shares, until the expiration of such 30th business day.

(c) Applicable Price. For purposes of this Agreement, the “Applicable Price” means the greater of (i) the highest price per share at which a tender or exchange offer has been made for shares of Coast Common Stock after the date of this Agreement and on or before such Consummation Date, or (ii) the price per share to be paid by any third party for shares of Coast Stock or the consideration per share to be received by holders of Coast Stock, in each case pursuant to an agreement for a merger or other business combination transaction with Coast entered into on or before such Consummation Date. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an investment banking firm selected by both First Banks and Coast, which determination shall be conclusive for all purposes of this Agreement.

7. REGISTRATION RIGHTS. Coast shall, if requested by First Banks at any time within two years after a Closing Date for Option Shares as expeditiously as possible prepare and file a registration statement under the Securities Act covering the Option Shares in order to permit the sale or other disposition of any Option Shares issued upon total or partial exercise of this Option in accordance with the intended method of sale or other disposition requested by First Banks. Coast shall use its commercially reasonable efforts to qualify such shares or other securities under any applicable state securities laws. First Banks agrees to use commercially reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall own beneficially 5% or more of the then outstanding voting power of Coast. Coast shall use commercially reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Coast hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 90 days in the aggregate if the Board of Directors of Coast shall have reasonably determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Coast. First Banks shall have the right to demand only one such registration. The registration statement prepared and filed under this Section 7 shall be at Coast’s expense except for underwriting discounts or commissions, brokers’ fees and the fees and disbursement of First Banks’ counsel related thereto. First Banks shall provide all information reasonably requested by Coast for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Coast effects a registration under the Securities Act of Coast Stock for its own account or for any other shareholders of Coast (other than on Form S-4 or Form S-8, or any successor form), upon the written request of First Banks delivered to Coast within 10 business days of the giving of notice by Coast to First Banks of the intention to file such a registration statement, First Banks shall be permitted the right to participate in such registration (“piggyback registration”), and such participation shall not affect the obligation of Coast to effect a registration statement for First Banks under this Section 7; provided that, if the managing underwriters of such offering advise Coast in writing that in their opinion the number of shares of Coast Stock requested to be included in such registration exceeds the number which can be sold in such offering, Coast shall include the shares requested to be included therein by First Banks only to the extent permitted by the managing underwriters consistent with the financing requirements of Coast. Coast shall be obligated to effect only one such piggyback registration pursuant to this Section 7. In connection with any registration pursuant to this Section 7, Coast and First Banks shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

8. VOTING OF OPTION SHARES. Subject to restrictions, if any, imposed under the laws of the State of Florida, if any, First Banks shall have the right to vote any Option Shares acquired by it pursuant to this Agreement in any manner it deems appropriate, as determined in its sole discretion. Prior to the exercise of the Option, First Banks shall have no rights to vote any shares or have any other rights as a shareholder of Coast.

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. Without limitation to any restriction on Coast contained in this Agreement or in the Merger Agreement, in the event of any dividend (whether in cash, securities or other property, but excluding any regular, quarterly cash dividend of Coast) stock split, reclassification, recapitalization, reverse split, merger (other than the Merger), combination, exchange of shares or similar event, with respect to the Coast Stock, or the sale of Coast Stock or the grant of any option after the date hereof for the purchase of Coast Stock to anyone other than First Banks, the type and number of shares or securities subject to the Option, and the Exercise Price provided in Section 1, shall be adjusted appropriately so that First Banks shall have the option, under the terms and conditions of this Agreement, to purchase from Coast (or its successors) that number of shares of Coast Stock aggregating 19.9% (taking into account any prior issuances of Option Shares to First Banks) of the outstanding Coast Stock, for the aggregate price calculated as of the date of this Agreement by multiplying the number of Option Shares stated in Section 1 by the Exercise Price stated in Section 1 (without taking into account, for such purposes, any adjustment under this Section 9).

10. ADDITIONAL AGREEMENTS OF COAST. Coast agrees: (a) that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option, in whole or in part, that number of authorized and reserved shares of Coast Stock that are then issuable by Coast to First Banks upon exercise of the Options under this Agreement; (b) it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Coast; and (c) it will reasonably cooperate with First Banks in taking all action required (including complying with all applications, premerger notification, reporting and waiting period required under applicable federal or state law or regulations before the Option, or any portion thereof, may be exercised and providing such information to each such governmental authority as it may require) in order to permit First Banks to exercise the Option.

11. BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided for in this Agreement or the Merger Agreement, neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, and any such purported assignment or delegation that is made without such prior written consent shall be null and void and of no effect. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever.

12. EQUITABLE RELIEF. The parties recognize and agree that if for any reason any of the provisions of this Agreement are breached, immediate or irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

13. ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement (including the exhibits and schedules thereto) and the Confidentiality Agreement (as defined in the Merger Agreement), constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements among the parties relating to the subject matter hereof and thereof.

14. FURTHER ASSURANCES. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary or in order to consummate the transactions contemplated hereby.

15. VALIDITY. If any court or regulatory authority of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order to effectuate, as nearly as possible, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason such court or regulatory authority holds or determines that the Option does not permit First Banks to acquire, or does not require Coast to comply with Section 6 hereof, it is the express intention of Coast to allow First Banks to acquire or require Coast to comply with Section 6 hereof with respect to such lesser number of shares as may be permissible without any amendment or modification hereof. Each party agrees that, should any court or other regulatory authority of competent jurisdiction hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including, without limitation, to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

16. NOTICES. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, (b) by expedited mail or package delivery service guaranteeing next business day delivery, or (c) delivered personally, by hand or by facsimile copy, to the person at the addresses set forth below (or such other address as may be provided hereunder):

If to First Banks:

First Banks, Inc.

600 James S. McDonnell Boulevard

Mail Stop M1-199-015

Hazelwood, Missouri 63042

Attention: Peter D. Wimmer, Esq.

Facsimile: (314) 592-6640

with a copy to:

Robert LaRose

Thompson Coburn LLP

One U.S. Bank Plaza

St. Louis, Missouri 63101

Facsimile: (314) 552-7000

If to Coast and the Bank:

Coast Financial Holdings, Inc.

1301 6th Avenue West

Suite 300

Bradenton, Florida 34205

Attention: Anne V. Lee

Facsimile: (941) 795-6161

with a copy to:

Richard Denmon

Carlton Fields, P.A.

Corporate Center Three

4221 West Boy Scout Boulevard, Suite 1000

Tampa, Florida 33607

Facsimile: (813) 229-4133

or to such other address as any party may from time to time designate by notice to the others.

Any notice or other communication to be given or made or that may be given or made pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after deposit of such notice or communication in the United States mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first business day after depositing such notice or communication with Federal Express, Express Mail, or such other expedited mail or package delivery service guaranteeing delivery no later than the next business day if next business day delivery service has been requested or paid for, or (z) upon delivery if hand delivered or delivered by facsimile copy to the appropriate address and person as provided hereinabove, or to the person to whose attention the notice is to be given or made to the other parties, in the manner hereinabove provided.

17. GOVERNING LAW. This Agreement and any suit, action, or proceeding arising out of or related to this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida, without regard to any choice of law rules or principles that would result in the application of the laws of any other jurisdiction.

18. INTERPRETATION. Whenever a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The terms “herein” and “hereof” shall be deemed to refer to this Agreement in its entirety. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

FIRST BANKS, INC.

By:	/s/ Terrance M. McCarthy
Terrance M. McCarthy
Its:	President and Chief Executive Officer

COAST FINANCIAL HOLDINGS, INC.

By:	/s/ Anne V. Lee
Anne V. Lee
Its:	President and Chief Executive Officer

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